TYPE:  3
SEQUENCE:  1


[DESCRIPTION] INITIAL STATEMENT OF BENEFICIAL OWNERSHIP



FORM 3
                                              		OMB APPROVAL
                                             		OMB NUMBER: 3235-0104
                                              		EXPIRES: SEPTEMBER 31,2001
                                              		ESTIMATED AVERAGE BURDEN
                                              		HOURS PER RESPONSE. 0.5


               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940


1.        Name and Address of Reporting Person

Rhynes                    Mark			Herman
(Last)                  (First)                (Middle)

1522 West Manchester Ave.
(Street)

Los Angeles      California                          90047
(City)            (State)                            (Zip)


2.        Date of Event Requiring Statement (Month/Day/Year)

          11/07/00

3.        IRS or Social Security Number of Reporting Person (Voluntary)

4.        Issuer Name and Ticker or Trading Symbol

          Globalsoft Acquisition Group, Inc.
          (Common Stock:  Not Traded)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable

( V )     Director                     ( V )     10% Owner
( V )     Officer (give title below)   (   )     Other (specify
below)

Mark Rhynes is the Chairman of the Board of Directors, President, Chief Executive Officer and Treasurer

6.        If Amendment, Date of Original (Month/Day/Year)

7.        Individual or Joint/Group Filing (Check applicable line)

( V )     Form filed by One Reporting Person
(   )     Form filed by More than One Reporting Person


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             Table I - Non-Derivative Securities Beneficially Owned




1.  Title of Security              2.  Amount of Securities
    (Instr. 4)                         Beneficially Owned
                                       (Instr. 4)


a.  Common Stock, par value $.0001                    9,500,000

b.

c.

d.

e.

f.


3.  Ownership Form:  Direct        4.  Nature of Indirect
    (D) or Indirect (I)                Beneficial Ownership
    (Instr. 5)                         (Instr. 4)

a.  D

b.
c.

d.

e.

f.




               Table II - Derivative Securities Beneficially Owned (e.g, puts, calls, warrants, options, convertible securities)




1. Title of Derivative  2. Date Exercisable and      3. Title and Amount
   Securities              Expiration Date              of Securities
   (Instr. 4)              (Month/Day/Year)             Underlying  Derivative
					                Security (Instr 4)


                           Date          Expiration     Amount or
                           Exercisable   Date           Title Number
                                                        of Shares


a.

b.

c.

d.

e.

f.



 :  TABLE>

4. Conversion or       5. Ownership Form of            6. Nature of
   Indirect
   Exercise Price         Direct (D) or Indirect (I)      Beneficial
   of Derivative          (Instr. 5)                      Ownership
   Security                                               (Instr. 5)
a.

b.

c.

d.

e.

f.



Explanation of Responses: N/A

/s/ Mark Rhynes                                         November 9, 2000
--------------                                        ------------------
-
**Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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